Amendment
dated December 1, 2015
to the
Amended and Restated Service Agreement
between
Rydex Series Funds
and Rydex Fund Services, LLC,
dated August 18, 2014

Amendment
to the
AMENDED AND RESTATED
SERVICE AGREEMENT
dated August 18, 2014
between
RYDEX SERIES FUNDS
and
RYDEX FUND SERVICES, LLC

The following Amendment is made to Section 4 of the Amended and Restated Service Agreement between Rydex Series Funds (the “Trust”) and Rydex Fund Services, LLC (the “Servicer”), as amended to date (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Section 4 of the Agreement is amended, effective December 1, 2015, to read as follows:

As consideration for the services provided hereunder, the Trust will pay the Servicer a fee on the last day of each month in which this Agreement is in effect, at the following annual rates based on the average daily net assets (the “Assets”) of each of the Trust’s series for such month as set forth in Schedule VI.

In the event that this Agreement commences on a date other than on the beginning of any calendar month, or if this Agreement terminates on a date other than the end of any calendar month, the fees payable hereunder by the Trust shall be proportionately reduced according to the number of days during such month that services were not rendered hereunder by the Servicer.

Schedule VI

Compensation

As consideration for the services provided hereunder, the Trust will pay the Servicer a fee on the last day of each month in which this Agreement is in effect, at the following annual rates based on the average daily net assets (the “Assets”) of each of the Trust’s series (a “Fund”) for such month:

Fund Name	Compensation
Government Long Bond 1.2x Strategy Fund	0.20%
U.S. Government Money Market Fund	0.20%
Nova Fund	0.25%
Inverse S&P 500® Strategy Fund	0.25%
NASDAQ-100® Fund	0.25%
Inverse NASDAQ-100® Strategy Fund	0.25%
Inverse Government Long Bond Strategy Fund	0.25%
Europe 1.25x Strategy Fund	0.25%
Russell 2000® 1.5x Strategy Fund	0.25%
Mid-Cap 1.5x Strategy Fund	0.25%
S&P 500® Pure Value Fund	0.25%
S&P 500® Pure Growth Fund	0.25%
S&P MidCap 400® Pure Value Fund	0.25%
S&P MidCap 400® Pure Growth Fund	0.25%
Inverse Mid-Cap Strategy Fund	0.25%
S&P SmallCap 600® Pure Value Fund	0.25%
S&P SmallCap 600® Pure Growth Fund	0.25%
Inverse Russell 2000® Strategy Fund	0.25%
Strengthening Dollar 2x Strategy Fund	0.25%
Weakening Dollar 2x Strategy Fund	0.25%
Banking Fund	0.25%
Basic Materials Fund	0.25%
Biotechnology Fund	0.25%
Consumer Products Fund	0.25%
Electronics Fund	0.25%
Energy Fund	0.25%
Energy Services Fund	0.25%
Financial Services Fund	0.25%
Health Care Fund	0.25%
Internet Fund	0.25%
Leisure Fund	0.25%
Precious Metals Fund	0.25%
Real Estate Fund	0.25%
Retailing Fund	0.25%
Technology Fund	0.25%
Telecommunications Fund	0.25%
Transportation Fund	0.25%
Utilities Fund	0.25%

Fund Name	Compensation
Commodities Strategy Fund	0.25%
Long Short Equity Fund	0.25%
Multi-Hedge Strategies Fund	0.25%
S&P 500® Fund	0.25%
Russell 2000® Fund	0.25%
Managed Futures Strategy Fund	0.25%
High Yield Strategy Fund	0.25%
Inverse High Yield Strategy Fund	0.25%
Japan 2x Strategy Fund	0.25%
Event Driven and Distressed Strategies Fund	0.25%
International 2x Strategy Fund	0.25%
Inverse International 2x Strategy Fund	0.25%
Emerging Markets 2x Strategy Fund	0.25%
Inverse Emerging Markets 2x Strategy Fund	0.25%
Emerging Markets Bond Strategy Fund	0.25%
Monthly Rebalance NASDAQ-100® 2x Strategy Fund	0.25%
Dow Jones Industrial Average Fund	0.25%

Additions are noted in bold

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly-authorized officers as of the 1st day of December, 2015.

RYDEX SERIES FUNDS

By:     /s/ Donald C. Cacciapaglia
Name:    Donald C. Cacciapaglia
Title:    President

RYDEX FUND SERVICES, LLC

By:     /s/ Nikolaos Bonos
Name:    Nikolaos Bonos
Title:    President and Chief Executive Officer